Exhibit 99.1

American States Water Company Announces CPUC Decision Approving Rate Increases at GSWC’s Region I Water Customer Service Areas

SAN DIMAS, Calif.--(BUSINESS WIRE)--December 22, 2010--American States Water Company (NYSE:AWR) announced that on December 16, 2010, the California Public Utilities Commission (“CPUC”) approved rate increases for the Region I service areas of its Golden State Water Company (“GSWC”) subsidiary.

The decision issued by the CPUC on December 16, 2010, approved revenue increases in Region I’s customer service areas for a two-year (2011 and 2012) rate cycle. On a year to year basis, the increase in 2011 revenues represents an increase of approximately $1.9 million over 2010 adopted revenues. The projected increase for 2012 is $0.1 million. The CPUC also authorized approximately $18.5 million of capital projects to be filed for revenue recovery with advice letters when those projects are completed. During the time that such projects are under development and construction, GSWC may accrue an allowance for funds used during construction (“AFUDC”) on the accrued expenditures to offset the cost of financing project construction. The advice letter projects are expected to be done over a two year period. A general rate case will be filed for all of GSWC’s three water regions in July 2011 with rates effective January 2013.

GSWC’s Region I service areas provide water services to approximately 56,000 customers in seven customer areas in the northern and central coast parts of California.

Certain matters discussed in this news release with regard to the Company’s expectations may be forward-looking statements that involve risks and uncertainties. The assumptions and risk factors that could cause actual results to differ materially, include those described in the Company’s Form 10-Q and Form 10-K filed with the Securities and Exchange Commission.

American States Water Company is the parent of Golden State Water Company, American States Utility Services, Inc. and Chaparral City Water Company. Through its subsidiaries, AWR provides water service to approximately 1 out of 36 Californians located within 75 communities throughout 10 counties in Northern, Coastal and Southern California (approximately 256,000 customers) and to over 13,000 customers in the Town of Fountain Hills, Arizona and a small portion of Scottsdale, Arizona. The Company also distributes electricity to over 23,000 customers in the Big Bear recreational area of California. Through its contracted services subsidiary, American States Utility Services, Inc., the Company provides operations, maintenance and construction management services for water and wastewater systems located on military bases throughout the country.

American States Water Company has paid dividends to shareholders every year since 1931, increasing the dividends received by shareholders each calendar year since 1953.

CONTACT:
American States Water Company
Eva G. Tang
Senior Vice President-Finance, Chief Financial Officer,
Corporate Secretary and Treasurer
Telephone: (909) 394-3600, ext. 707